UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) Of The Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): October 14, 2009
Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road	08550
Princeton Junction, New Jersey	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (609) 716-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) Our board of directors appointed Mr. Richard H. Glanton to serve as a director, effective as of the completion of our initial public offering, which occurred on October 14, 2009. Mr. Glanton serves as a member of the compensation committee and the nominating and corporate governance committee of the board. There is no arrangement or understanding between Mr. Glanton and any other persons pursuant to which he was selected as a member of our board of directors. In addition, there is no relationship between us and Mr. Glanton that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Item 8.01. Other Events
     On July 22, 2009, we entered into our senior credit facility with Bank of America, N.A., JPMorgan Chase Bank, N.A., TD Bank, N.A. and Capital One, N.A., which provided for a $25.0 million term loan and a $55.0 million revolving credit line. The $25.0 million term loan was fully drawn at closing and as of October 14, 2009, $41.5 million was outstanding under the revolving credit line. We are entitled to prepay the term loan and revolving credit line at our option without payment of a premium or penalty on such prepayments.
     On October 14, 2009, we used $66.6 million of the net proceeds from the initial public offering of our common stock to prepay in full amounts outstanding under the term loan, the revolving credit line and accrued interest thereon, or $25.0 million, $41.5 million and $0.1 million, respectively. Pursuant to the credit agreement, the term loan cannot be re-borrowed. Following this prepayment, the revolving credit line had $55.0 million of availability.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.
Date: October 20, 2009
By:	/s/ Paul Peterik
	Name:	Paul Peterik
	Title:	Chief Financial Officer and Secretary